ADVISORS SERIES TRUST

AMENDMENT TO THE
OPERATING EXPENSES LIMITATION AGREEMENT

THIS AMENDMENT dated as of December 12, 2008, to the Operating Expenses Limitation Agreement dated November 1, 2003, by and between Advisors Series Trust on behalf of the following series of the Trust, Provident Investment Counsel Growth Fund, Provident Investment Counsel Small Cap Growth Fund, Provident Investment Counsel Mid Cap Fund, and Provident Investment Counsel Twenty Fund, and Provident Investment Counsel, Inc. (the “Agreement”), shall be as follows:

Effective December 5, 2008, the name Provident Investment Counsel, Inc. has been changed to 300 North Capital, LLC.  Accordingly, all references to Provident Investment Counsel, Inc. should be replaced with 300 North Capital, LLC.

Effective December 12, 2008, the name of the Provident Investment Counsel Small Cap Growth Fund has been changed to 300 North Capital Small Cap Growth Fund.  Accordingly, all references to Provident Investment Counsel Small Cap Growth Fund should be replaced with 300 North Capital Small Cap Growth Fund.

The Agreement shall be with respect to the series or Funds noted on Appendix A of the Agreement, which shall be amended from time to time.  Accordingly, all references within the Agreement to Provident Investment Counsel Growth Fund, Provident Investment Counsel Small Cap Growth Fund, Provident Investment Counsel Mid Cap Fund, and Provident Investment Counsel Twenty Fund should be deleted.

Effective December 12, 2008, Appendix A of the Agreement is hereby superseded and replaced with Appendix A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

300 NORTH CAPITAL, LLC	ADVISORS SERIES TRUST on behalf of the Funds listed on Appendix A

By: /s/ William T. Warnick	By: /s/ Douglas G. Hess
Name: William T. Warnick	Name: Douglas G. Hess
Title: Managing Director and CFO	Title: President

APPENDIX A

Series or Fund of Advisors Series Trust	Operating Expense Limit
300 North Capital Small Cap Growth Fund – Class I	1.00%